EXHIBIT 99.1

Nabors Expands Its Board, Appointing John Yearwood As a Director
HAMILTON, Bermuda, October 29, 2010 — Nabors Industries Ltd. (NYSE:NBR) today announced that its Board of Directors voted to expand the board to eight members from the current seven and subsequently appointed John Yearwood to fill the newly created vacancy. Mr. Yearwood will join the Board as a Class III Director, which has a term through the Company’s 2012 annual general meeting of shareholders. He was also appointed to the Governance and Nominating, Technical and Safety, and Risk Oversight Committees of the Board, serving as Chairman of the latter.
Mr. Yearwood currently serves on the Board of Directors of NFR Energy LLC and Sheridan Production Partners. Until recently, he served as the Chief Executive Officer, President and Chief Operating Officer of Smith International, Inc. Mr. Yearwood was first elected to Smith’s Board of Directors in 2006 and remained on the board until he successfully negotiated and completed the sale of Smith to Schlumberger Ltd. in August 2010. Before joining Smith, Mr. Yearwood spent 27 years with Schlumberger in numerous operations management and staff positions throughout Latin America, Europe, North Africa and North America, including as President and in financial director positions. Mr. Yearwood received a Bachelor of Science Honors Degree in Geology and the Environment from Oxford Brookes University in England.
Gene Isenberg, Nabors’ Chairman and CEO, commented, “John Yearwood brings a wealth of knowledge and experience to our Board. He has served as the CEO and in other senior management capacities of two major oil service companies. That management perspective, combined with his expertise in the oil service industry in multiple international venues, complements and augments the already strong and diverse qualifications of our other Board members.”
The Nabors companies own and operate approximately 554 land drilling and approximately 728 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of 38 platform rigs, 13 jackup units and 3 barge rigs in the United States and multiple international markets. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil and gas markets in the world. The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.
For further information, please contact Dennis A. Smith, Director of Corporate Development for Nabors Corporate Services, Inc., at 281-775-8038. To request investor materials, contact our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.